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                                                                    Exhibit 23.8

                         LETTER OF S.R. SNODGRASS, A.C.

July 16, 2004


Board of Directors
Slippery Rock Financial Corporation

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Slippery Rock Financial Corporation for the periods ended March 31, 2004 and 2003, as indicated in our report dated April 15, 2004, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your quarterly report on Form 10-Q for the quarter ended March 31, 2004 is being incorporated by reference in the Amendment No. 1 to the Registration Statement (Form S-4) of F.N.B. Corporation for the registration of 4,250,000 shares of its common stock.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ S.R. Snodgrass, A.C.